Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Brent W. Christensen, CFO Meade Instruments Corp. (949) 451-1450	Philip Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

Meade Instruments Reports
Third-Quarter Fiscal 2006 Results

IRVINE, Calif. – December 22, 2005 – Meade Instruments Corp. (Nasdaq NM: MEAD) today reported results for the third quarter of fiscal year 2006, ended November 30, 2005. The Company’s fiscal year 2006 ends on February 28, 2006.

Net sales for the three months ended November 30, 2005 were $53.1 million versus $49.7 million in the comparable period a year ago, a 7% increase. Third-quarter 2006 net income was $1.5 million, or $0.08 per diluted share, compared to net income of $2.8 million, or $0.14 per diluted share, in the comparable period a year ago.

Net sales for the nine months ended November 30, 2005 were $96.5 million versus $92.1 million in the comparable period a year ago, a 5% increase. The net loss for the nine months ended November 30, 2005 was ($0.8) million, or ($0.04) per share, compared to net income of $0.8 million, or $0.04 per diluted share, in the comparable period a year ago.

Steven G. Murdock, president and CEO of Meade Instruments, said: “On a combined basis, sales of telescopes, binoculars and other consumer optics in the U.S. and abroad increased by more than 20% over the prior year quarter. Offsetting those gains was a sales decrease of over 50% at Simmons compared to the prior year quarter. For the nine months ended November 30, 2005, sales of telescopes, binoculars and other consumer optics (including Coronado products) in the U.S. and abroad increased by more than $15 million. Offsetting those gains was a sales decrease of approximately $11 million at Simmons for the comparable prior-year nine month period. The disappointing sales at our Simmons subsidiary were due to start-up difficulties at our new Asian supplier. We were unable to obtain products sufficient to satisfy existing orders on the vast majority of our newly designed Simmons riflescopes.

“As we have disclosed previously, the riflescope supply problems have significantly diminished both sales-to-date and our outlook for Simmons for the remainder of the fiscal year. We have secured a second Asian supplier of these proprietary scopes. This second source is an established riflescope supplier that the Company has purchased product from in the past. We expect Simmons sales to return to historical levels as the supply difficulties are resolved.
“Third-quarter gross margins — which decreased slightly to 27.6% from 28.0% a year ago — were relatively constant year-over-year, with a slight decrease at Simmons affecting the overall percentage,” said Murdock.

“Selling, general and administrative expenses increased from $8.1 million in the prior year quarter to $9.6 million for the current year quarter. As expected, selling expenses increased on higher sales volumes of many of the Company’s products; however, earnings were negatively affected by higher sales and marketing expenses on lower sales volumes at Simmons. General and administrative expenses reflect increases for a full quarter of Coronado expenses, and various increases in general and administrative expenses, including, among other things, unfavorable foreign exchange and increases in professional and consulting fees,” concluded Murdock.

The Company said that it had determined that it was necessary to establish a valuation allowance related to deferred tax assets for its foreign tax credits. The third quarter tax rate reflects the impact of a valuation allowance of approximately $0.9 million related to foreign tax credit carryforwards and approximately $1.0 million related to its projected current year credit. Management believes that it is more likely than not that the Company will be able to utilize its other deferred tax assets. The Company will continue to monitor the expected realization of its deferred tax assets on a quarterly basis. The impact of the valuation allowance was approximately ($0.04) per share for the three- and nine-month periods ended November 30, 2005.

Teleconference
The Company’s management will conduct a teleconference to discuss these recent financial results and Meade Instruments’ business outlook. To participate in the teleconference, which begins at 7:30 a.m. PDT (10:30 a.m. EDT) today, December 22, please call 877-869-7690 (or 706-758-0239) approximately 10 minutes prior to the teleconference start time. Investors can also listen to the call live via the Internet at www.meade.com and www.earnings.com. These Web sites will host an audio archive of the call.

About Meade Instruments
Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations, including net sales and income for fiscal 2006. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: any significant decline in general economic conditions or uncertainties affecting consumer spending; any general decline in demand for the Company’s products; the Company’s inability to develop and bring to market new and innovative products; failure of Asian manufacturers to supply the Company with its newly designed Simmons riflescopes in sufficient quantities; any loss of, or failure to replace, any significant portion of the sales made to any significant customer of the Company; the inherent risks associated with international sales, as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company’s filings with the Securities and Exchange Commission.

(Financial Data Follow)

MEADE INSTRUMENTS CORP.
INCOME STATEMENT DATA
(Unaudited)
(000s omitted, except share and per share data)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2005	2004	2005	2004
Net sales	$53,092	$49,687	$96,494	$92,060
Cost of sales	38,437	35,775	70,866	67,626

Gross profit	14,655	13,912	25,628	24,434
Selling expenses	6,528	5,911	14,327	13,163
General and administrative expenses	3,028	2,223	8,985	7,410
ESOP expense	91	130	262	318
Research and development expenses	395	672	1,066	1,639

Operating income	4,613	4,976	988	1,904
Interest expense	419	283	854	633

Income before income taxes	4,194	4,693	134	1,271
Income tax expense	2,730	1,894	937	512

Net income (loss)	$1,464	$2,799	$(803)	$759

Per share information:
Net income (loss) — basic and diluted	$0.08	$0.14	$(0.04)	$0.04
Weighted average common shares outstanding — basic	19,410,000	19,312,000	19,326,000	19,269,000

Weighted average common shares outstanding —diluted	19,446,000	19,477,000	19,326,000	19,445,000

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MEADE INSTRUMENTS CORP.
BALANCE SHEET DATA
(Unaudited)

	November 30,	February 28,
	2005	2005
ASSETS

Current assets:
Cash	$934,000	$3,929,000
Accounts receivable, net	47,353,000	17,549,000
Inventories	41,590,000	47,149,000
All other current assets	7,094,000	7,509,000
Long-term assets	13,081,000	12,613,000

	$110,052,000	$88,749,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank lines of credit	$19,364,000	$9,827,000
Accounts payable, accrued liabilities and other current liabilities	23,094,000	9,505,000
Income taxes payable	2,002,000	3,225,000
Long-term debt	2,165,000	1,241,000
Total stockholders’ equity	63,427,000	64,951,000

	$110,052,000	$88,749,000

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